Exhibit 99.1

Contact:

Michael Watts Vice president, investor relations and corporate communications 858-410-8673

For Immediate Release

Gen-Probe Reports Financial Results for the Third Quarter of 2011

– Company Posts Total Revenues of $139.1 Million and Non-GAAP EPS of $0.57 –

– Non-Cash Write-Down of Equity Investment Causes GAAP Loss of ($0.33) –

– Board Authorizes New $100 Million Stock Repurchase Plan –

SAN DIEGO, CA, November 2, 2011 – Gen-Probe Incorporated (NASDAQ: GPRO) today reported financial results for the third quarter of 2011, with total revenues of $139.1 million and non-GAAP earnings per share (EPS) of $0.57.

“Gen-Probe’s non-GAAP financial results in the third quarter of 2011 were in line with our expectations,” said Carl Hull, the Company’s president and chief executive officer. “In addition, we are pleased with the progress of our two ongoing new product introductions, and excited that we are already launching our APTIMA HPV assay, which was just approved by the FDA.”

On a GAAP basis, Gen-Probe reported a loss of ($0.33) per share in the third quarter, caused by a $39.5 million other-than-temporary impairment loss in the value of the Company’s equity investment in Pacific Biosciences of California, Inc. Gen-Probe recognized this loss because the trading price of Pacific Biosciences’ stock may remain below the Company’s cost basis for an extended period of time. In June 2010, Gen-Probe made a $50 million investment in Pacific Biosciences and the firms began working together to develop third-generation sequencing systems for the diagnostics market. That collaboration remains active.

Key financial results for the third quarter of 2011 were ($ in millions, except EPS):

	Non-GAAP			GAAP
	2011	2010	Change	2011	2010	Change
Product sales	$136.4	$128.3	+6%	$136.4	$128.3	+6%
Total revenues	$139.1	$132.6	+5%	$139.1	$132.6	+5%
Operating profit	$37.1	$38.4	-3%	$32.4	$35.4	-8%
Net income (loss)	$27.4	$28.1	-2%	($15.4)	$27.4	-156%
EPS	$0.57	$0.57	—	($0.33)	$0.56	-159%

Revenue Detail

In the third quarter of 2011, clinical diagnostics product sales grew by 16% compared to the prior year period. This increase was driven primarily by domestic and international growth of the APTIMA Combo 2® assay for detecting Chlamydia and gonorrhea, and by the inclusion of product sales by GTI Diagnostics (GTI), which was not part of Gen-Probe in the prior year period. Foreign currency fluctuations increased clinical diagnostics sales by an estimated $0.7 million compared to the prior year period.

In blood screening, sales declined by 6% compared to the prior year period, as expected, mainly due to lower shipments of instruments to Novartis, the Company’s blood screening partner. Foreign currency fluctuations increased blood screening sales by an estimated $1.7 million compared to the prior year period.

Sales of research products and services in the third quarter of 2011 were $2.4 million, down 23% compared to the prior year period.

Third quarter product sales were ($ in millions):

	Three Months Ended Sept. 30,		Change
	2011	2010	As Reported	Constant Currency
Clinical Diagnostics	$86.6	$74.9	+16%	+15%
Blood Screening	$47.4	$50.3	-6%	-9%
Research Products and Services	$2.4	$3.1	-23%	-23%

Total Product Sales	$136.4	$128.3	+6%	+4%

Collaborative research revenues in the third quarter of 2011 were $1.1 million, compared to $3.4 million in the prior year period, a decrease of 68% that resulted primarily from an expected decrease in funding from Novartis associated with the development of the fully automated PANTHER instrument for the blood screening market. The PANTHER system remains on track to be launched into international blood screening markets next year.

Royalty and license revenues in the third quarter of 2011 were $1.6 million, compared to $0.8 million in the prior year period, an increase of 100% that resulted mainly from increased royalties received from Novartis related to the plasma testing market.

GAAP Income Statement Details

Gross margin on product sales was 70.3% in the third quarter of 2011, compared to 67.2% in the prior year period. This increase resulted mainly from a favorable product sales mix, with higher sales of APTIMA products and lower sales of instrumentation to Novartis.

Acquisition-related amortization expenses were $2.8 million in the third quarter of 2011, compared to $2.2 million in the prior year period, an increase of 27% that resulted mainly from the acquisition of GTI in December of 2010.

Research and development (R&D) expenses were $27.9 million in the third quarter of 2011, compared to $27.4 million in the prior year period, an increase of 2% that resulted primarily from the addition of GTI’s R&D programs.

Marketing and sales expenses were $17.3 million in the third quarter of 2011, compared to $13.9 million in the prior year period, an increase of 24% that resulted primarily from the addition of GTI’s cost structure and ongoing European commercial expansion.

General and administrative (G&A) expenses were $18.3 million in the third quarter of 2011, compared to $11.5 million in the prior year period, an increase of 59% that resulted mainly from increased legal expenses, the addition of GTI’s cost structure, and higher stock-based compensation charges. G&A expenses also were unusually low in the prior year period due to the receipt of a $2.9 million arbitration award from Qiagen, which was recorded as a credit to G&A expense.

Total other expense, net, was $37.7 million in the third quarter of 2011, compared to other income, net, of $4.4 million in the prior year period. As previously discussed, in the third quarter of 2011 the Company recognized a $39.5 million loss related to its investment in Pacific Biosciences. In addition, in the prior year period, the Company recorded a $1.5 million non-cash gain on a change in the fair value of contingent consideration in connection with the acquisition of PRODESSE.

Income tax expense was $10.0 million in the third quarter of 2011, as the  other-than-temporary impairment loss was not tax-deductible.

Non-GAAP Income Statement Details

In the third quarter of 2011, non-GAAP gross margin on product sales, R&D expenses, and marketing and sales expenses were similar to the corresponding GAAP results.

Excluding transaction-related expenses, restructuring costs and non-recurring legal fees, non-GAAP G&A expenses were $16.5 million in the third quarter of 2011, compared to $10.8 million in the prior year period, an increase of 53%.

Total other income, net, was $1.8 million in the third quarter of 2011, compared to total other income, net, of $2.9 million in the prior year period, a decrease of 38%.

Non-GAAP income tax expense was $11.5 million in the third quarter of 2011, leading to an effective tax rate of 30%.

Cash Flows and Balance Sheet

In the third quarter of 2011, Gen-Probe generated net cash of $42.3 million from operating activities, and spent $11.2 million on property, plant and equipment, leading to free cash flow of $31.1 million.

Gen-Probe continues to have a strong balance sheet. As of September 30, 2011, the Company had $426.3 million of cash, cash equivalents and marketable securities, and $248.0 million of short-term debt. The Company pays interest on this debt at a rate 0.6% above the one-month London Interbank Offered Rate (LIBOR), which was recently below 0.3%.

During the third quarter of 2011, Gen-Probe repurchased more than 1.7 million shares of Company stock for $102 million, at an average purchase price of $58.49 per share. This completed the $150 million repurchase plan that was authorized by Gen-Probe’s board of directors in February of 2011.

New Stock Repurchase Plan

Gen-Probe’s board of directors has authorized the repurchase of up to an additional $100 million of the Company’s stock through June of 2012. Repurchases may occur from time to time and at the Company’s discretion, depending on market conditions and other factors. Shares may be purchased on the open market or through private transactions, pursuant to Rule 10b5-1 trading plans or other available means.

Updated 2011 Financial Guidance

Gen-Probe’s updated 2011 financial guidance is provided below:

	Current Guidance (non-GAAP)	Previous Guidance (non-GAAP)	Current Guidance (GAAP)	Previous Guidance (GAAP)
Total revenues	$575 to $580 million	$575 to $590 million	$575 to $580 million	$575 to $590 million
Product gross margins	69% to 70%	69% to 70%	69% to 70%	69% to 70%
Acquisition-related amortization, other transaction expense, and non-recurring legal fees	N/A	N/A	~ $16 million	$15 million
Operating margin	~ 27%	27% to 29%	~ 24%	24.5% to 26.5%
Other-than-temporary impairment loss	N/A	N/A	$39.5 million	N/A
Tax rate	31% to 32%	32% to 33%	43% to 44%	32% to 33%
Diluted shares	~ 48.5 million	49 million	~ 48.5 million	49 million
EPS	$2.28 to $2.32	$2.28 to $2.37	$1.22 to $1.26	$2.06 to $2.15

About Non-GAAP Financial Measures

Gen-Probe’s management believes that non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses and other items that may not be indicative of core business results. To supplement the Company’s financial results for the third quarter of 2011 and its updated 2011 financial guidance, in each case presented in accordance with GAAP, Gen-Probe uses the following financial measures defined as non-GAAP by the SEC: non-GAAP net income, non-GAAP gross margin, non-GAAP research and development expense, non-GAAP marketing and sales expenses, non-GAAP G&A expenses, non-GAAP operating profit, non-GAAP income tax rate, and non-GAAP EPS. Gen-Probe’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Gen-Probe believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Gen-Probe’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Gen-Probe’s historical performance and our competitors’ operating results. Gen-Probe believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Further, our reconciliations of non-GAAP to GAAP operating results, which are included on the attached tables, are presented in the format of consolidated statements of income solely to assist a reader in understanding the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our non-GAAP operating results.

Notes on Presentation

In this news release, all per share amounts are calculated on a diluted basis. Some totals may not foot due to rounding. Certain prior year amounts have been reclassified to conform to the current year presentation. Estimates of constant currency results exclude currency fluctuations associated with revenue from GTI, which was not part of Gen-Probe in the third quarter of 2010.

Webcast Conference Call

A live webcast of Gen-Probe’s third quarter 2011 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. Call 866-346-2384 (domestic) or 203-369-0005 (international).

About Gen-Probe

Gen-Probe is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective molecular diagnostic products and services that are used primarily to diagnose human diseases, screen donated human blood, and ensure transplant compatibility. Gen-Probe is headquartered in San Diego and employs approximately 1,400 people. For more information, go to www.gen-probe.com.

Trademarks

APTIMA, APTIMA COMBO 2, PANTHER and PRODESSE are trademarks of Gen-Probe. All other trademarks are the property of their owners.

Caution Regarding Forward-Looking Statements

Any statements in this news release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “Updated 2011 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, the development and commercialization of new products, regulatory approvals, future milestones, growth opportunities, market trends, and management plans are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2011 financial targets, (ii) the risk that we may not integrate acquisitions, such as Tepnel, PRODESSE and GTI, successfully, (iii) the possibility that the market for the sale of our new products, such as our PANTHER system and PROGENSA PCA3, APTIMA HPV and APTIMA trichomonas assays, may not develop as expected, (iv) the enhancement of existing products and the development of new products may not proceed as planned, (v) the risk that investigational products, including those now in US clinical trials, may not be approved by regulatory authorities or become commercially available in the time frame we anticipate, or at all, (vi) the risk that we may not be able to compete effectively, (vii) the risk that we may not be able to maintain our current corporate collaborations or enter into new ones, (viii) our dependence on Novartis and other third parties for the distribution of some of our products, (ix) our dependence on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales, (xi) changes in government regulation or tax policy affecting our diagnostic products could harm our sales, increase our development costs or increase our taxes, (xii) the risk that our intellectual property may be infringed or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. This list includes some, but not all, of the factors that could affect our ability to achieve results described in forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

# # #

Gen-Probe Incorporated

Consolidated Balance Sheets – GAAP

(In thousands, except share and per share data)

	September 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$142,079	$59,690
Marketable securities	160,305	170,648
Trade accounts receivable, net of allowance for doubtful accounts of $352 and $355 at September 30, 2011 and December 31, 2010, respectively	55,956	54,739
Accounts receivable — other	2,243	5,493
Inventories	76,529	66,416
Deferred income tax	12,109	13,634
Prepaid income tax	375	2,993
Prepaid expenses	16,745	11,672
Other current assets	3,250	5,148

Total current assets	469,591	390,433
Marketable securities, net of current portion	123,946	259,317
Property, plant and equipment, net	170,306	160,863
Capitalized software, net	16,740	13,981
Patents, net	11,968	12,450
Goodwill	149,189	150,308
Purchased intangibles, net	113,110	120,270
License, manufacturing access fees and other assets, net	62,717	60,175

Total assets	$1,117,567	$1,167,797

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,034	$14,614
Accrued salaries and employee benefits	24,668	26,825
Other accrued expenses	13,092	13,935
Income tax payable	4,486	634
Short-term borrowings	248,000	240,000
Deferred revenue	935	1,166

Total current liabilities	303,215	297,174
Non-current income tax payable	9,571	8,315
Deferred income tax	26,408	29,775
Deferred revenue, net of current portion	2,610	2,500
Other long-term liabilities	6,937	6,654
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 46,507,028 and 47,966,156 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	5	5
Additional paid-in capital	111,106	195,820
Accumulated other comprehensive income	574	678
Retained earnings	657,141	626,876

Total stockholders’ equity	768,826	823,379

Total liabilities and stockholders’ equity	$1,117,567	$1,167,797

Gen-Probe Incorporated

Consolidated Statements of Income – GAAP

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Product sales	$136,393	$128,313	$407,426	$391,616
Collaborative research revenue	1,128	3,405	6,313	10,810
Royalty and license revenue	1,602	847	4,320	4,207

Total revenues	139,123	132,565	418,059	406,633
Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	40,529	42,146	121,903	129,118
Acquisition-related intangible amortization	2,767	2,201	8,301	6,616
Research and development	27,864	27,433	84,540	84,218
Marketing and sales	17,308	13,872	51,340	44,476
General and administrative	18,298	11,510	55,154	41,208

Total operating expenses	106,766	97,162	321,238	305,636

Income from operations	32,357	35,403	96,821	100,997
Other income (expense):
Investment and interest income	3,706	3,197	7,378	10,364
Interest expense	(524)	(586)	(1,524)	(1,681)
Gain on contingent consideration	—	1,513	—	7,595
Other-than-temporary impairment loss on equity investment	(39,482)	—	(39,482)	—
Other income (expense), net	(1,364)	267	128	(82)

Total other income (expense), net	(37,664)	4,391	(33,500)	16,196

Income (loss) before income tax	(5,307)	39,794	63,321	117,193
Income tax expense	10,049	12,398	33,056	37,494

Net income (loss)	$(15,356)	$27,396	$30,265	$79,699

Net income (loss) per share:
Basic	$(0.33)	$0.57	$0.63	$1.63

Diluted	$(0.33)	$0.56	$0.62	$1.61

Weighted average shares outstanding:
Basic	47,092	48,254	47,613	48,796

Diluted	47,092	48,679	48,813	49,257

Gen-Probe Incorporated

Consolidated Statements of Income – Non-GAAP Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30, 2011			Three Months Ended September 30, 2010
	Non-GAAP	Adjustments	GAAP	Non-GAAP	Adjustments	GAAP
Revenues:
Product sales	$136,393	$—	$136,393	$128,313	$—	$128,313
Collaborative research revenue	1,128	—	1,128	3,405	—	3,405
Royalty and license revenue	1,602	—	1,602	847	—	847

Total revenues	139,123	—	139,123	132,565	—	132,565
Operating expenses:
Cost of product sales (excluding acquisition- related intangible amortization)	40,409	120	40,529	42,057	89	42,146
Acquisition-related intangible amortization	—	2,767	2,767	—	2,201	2,201
Research and development	27,814	50	27,864	27,433	—	27,433
Marketing and sales	17,291	17	17,308	13,872	—	13,872
General and administrative	16,492	1,806	18,298	10,818	692	11,510

Total operating expenses	102,006	4,760	106,766	94,180	2,982	97,162

Income from operations	37,117	(4,760)	32,357	38,385	(2,982)	35,403
Other income (expense):
Investment and interest income	3,706	—	3,706	3,197	—	3,197
Interest expense	(524)	—	(524)	(586)	—	(586)
Gain on contingent consideration	—	—	—	—	1,513	1,513
Other-than-temporary impairment loss on equity investment	—	(39,482)	(39,482)	—	—	—
Other income (expense), net	(1,364)	—	(1,364)	267	—	267

Total other income (expense), net	1,818	(39,482)	(37,664)	2,878	1,513	4,391

Income (loss) before income tax	38,935	(44,242)	(5,307)	41,263	(1,469)	39,794
Income tax expense	11,508	(1,459)	10,049	13,189	(791)	12,398

Net income (loss)	$27,427	$(42,783)	$(15,356)	$28,074	$(678)	$27,396

Net income (loss) per share:
Basic	$0.58	$(0.91)	$(0.33)	$0.58	$(0.01)	$0.57

Diluted	$0.57	$(0.90)	$(0.33)	$0.57	$(0.01)	$0.56

Weighted average shares outstanding:
Basic	47,092	—	47,092	48,254	—	48,254

Diluted	48,008	—	47,092	48,679	—	48,679

Gen-Probe Incorporated

Consolidated Statements of Income – Non-GAAP Reconciliations

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended September 30, 2011			Nine Months Ended September 30, 2010
	Non-GAAP	Adjustments	GAAP	Non-GAAP	Adjustments	GAAP
Revenues:
Product sales	$407,426	$—	$407,426	$391,616	$—	$391,616
Collaborative research revenue	6,313	—	6,313	10,810	—	10,810
Royalty and license revenue	4,320	—	4,320	4,207	—	4,207

Total revenues	418,059	—	418,059	406,633	—	406,633
Operating expenses:
Cost of product sales (excluding acquisition- related intangible amortization)	121,590	313	121,903	128,848	270	129,118
Acquisition-related intangible amortization	—	8,301	8,301	—	6,616	6,616
Research and development	84,473	67	84,540	84,218	—	84,218
Marketing and sales	51,317	23	51,340	44,476	—	44,476
General and administrative	50,600	4,554	55,154	39,820	1,388	41,208

Total operating expenses	307,980	13,258	321,238	297,362	8,274	305,636

Income from operations	110,079	(13,258)	96,821	109,271	(8,274)	100,997
Other income (expense):
Investment and interest income	7,378	—	7,378	10,364	—	10,364
Interest expense	(1,524)	—	(1,524)	(1,681)	—	(1,681)
Gain on contingent consideration	—	—	—	—	7,595	7,595
Other-than-temporary impairment loss on equity investment	—	(39,482)	(39,482)	—	—	—
Other income (expense), net	128	—	128	(82)	—	(82)

Total other income (expense), net	5,982	(39,482)	(33,500)	8,601	7,595	16,196

Income before income tax	116,061	(52,740)	63,321	117,872	(679)	117,193
Income tax expense	36,785	(3,729)	33,056	39,866	(2,372)	37,494

Net income	$79,276	$(49,011)	$30,265	$78,006	$1,693	$79,699

Net income per share:
Basic	$1.66	$(1.03)	$0.63	$1.59	$0.04	$1.63

Diluted	$1.62	$(1.00)	$0.62	$1.58	$0.03	$1.61

Weighted average shares outstanding:
Basic	47,613	—	47,613	48,796	—	48,796

Diluted	48,813	—	48,813	49,257	—	49,257

Gen-Probe Incorporated

Consolidated Statements of Cash Flows – GAAP

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Operating activities:
Net income	$30,265	$79,699
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,952	34,111
Amortization of premiums on investments, net of accretion of discounts	7,301	6,796
Stock-based compensation	19,226	18,538
Excess tax benefit from employee stock-based compensation	(4,418)	(891)
Deferred revenue	(91)	(1,528)
Deferred income tax	(1,601)	(3,708)
Gain on contingent consideration	—	(7,595)
Other-than-temporary impairment loss on equity investment	39,482	—
Loss on disposal of property and equipment	251	603
Changes in assets and liabilities:
Trade and other accounts receivable	2,031	(2,127)
Inventories	(4,327)	204
Prepaid expenses	(5,072)	2,861
Other current assets	1,909	685
Other long-term assets	952	(353)
Accounts payable	(2,589)	(6,177)
Accrued salaries and employee benefits	(1,181)	(3,884)
Other accrued expenses	(873)	(2,230)
Income tax payable	11,303	10,863
Other long-term liabilities	300	(268)

Net cash provided by operating activities	127,820	125,599

Investing activities:
Proceeds from sales and maturities of marketable securities	416,211	405,688
Purchases of marketable securities	(316,625)	(313,475)
Purchases of property, plant and equipment	(34,446)	(22,090)
Purchases of capitalized software	(5,032)	(2,081)
Purchases of intangible assets, including licenses and manufacturing access fees	(4,980)	(2,139)
Cash paid for investment in Pacific Biosciences	—	(50,000)
Cash paid for investment in Roka Bioscience	(3,980)	—
Other	(225)	(83)

Net cash provided by investing activities	50,923	15,820

Financing activities:
Repurchase and retirement of common stock	(150,000)	(88,079)
Proceeds from issuance of common stock and employee stock purchase plan	43,435	24,699
Payment of contingent consideration	—	(10,000)
Repurchase and retirement of restricted stock for payment of taxes	(1,614)	(1,252)
Excess tax benefit from employee stock-based compensation	4,418	891
Borrowings, net	8,000	—

Net cash used in financing activities	(95,761)	(73,741)

Effect of exchange rate changes on cash and cash equivalents	(593)	(1,234)

Net increase in cash and cash equivalents	82,389	66,444
Cash and cash equivalents at the beginning of period	59,690	82,616

Cash and cash equivalents at the end of period	$142,079	$149,060